BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON AUGUST 31, 2018

1.            Date, Time and Place: Meeting held on August 31, 2018, at 9:00 a.m., in São Paulo City, São Paulo State, at the BRF S.A. (“Company”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Bylaws of BRF S.A. (“Company”), with the presence of the totality of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Election of Financial and Investor Relations Officer.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       Election of Financial and Investor Relations Officer. The totality of the members of the Board of Directors approved, by unanimous votes, the election of Mr. Elcio Mitsuhiro Ito, Brazilian citizen, married, business administrator, bearer of Identity Card RG No. 18.156.750-7 (SSP/SP), enrolled at CPF/MF under No. 246.653.588-26, with address, including for the purposes of the provisions of §2 of Article 149 of Law 6,404/76 of December 15, 1976, in the City of São Paulo, State of São Paulo, at Rua Hungria, nº 1400, 5th floor, Jardim Europa, to the position of Financial and Investor Relations Officer of the Company, to take office on August 31, 2018, with a term of office of two (2) years, in substitution of Mr. Lorival Nogueira Luz Jr.

The officer hereby elected shall take office upon execution (i) of the respective instrument of investiture to be drawn up in the appropriate book, pursuant to art. 149 of Law No. 6,404, as amended; (ii) the declaration referred to in Instruction No. 367 of May 29, 2002 issued by the Brazilian Securities and Exchange Commission; and (iii) the Instrument of Consent to the Novo Mercado Regulations of B3 S.A. - Brasil, Bolsa, Balcão.

Extract of the Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on August 31, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON AUGUST 31, 2018

Furthermore, Mr. Elcio Mitsuhiro Ito declares, under penalty of law, that he is not prevented from exercising management of the Company, by special law, or due to criminal conviction, or because he is under the effects of such, under a penalty that prohibits, even temporarily, access to public office, or for the crime of malfeasance, bribery, embezzlement, or crimes against the national financial system, against competition defense standards, against consumer relations, public faith or property.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 65 and 66, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 31, 2018.

Cristiana Rebelo Wiener Secretary

Extract of the Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on August 31, 2018.